Exhibit 3.8

CERTIFICATE OF INCORPORATION

OF

DAWN SLEEP TECHNOLOGIES, INC.

ARTICLE I

The name of the corporation is Dawn Sleep Technologies, Inc.

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the registered agent of the corporation at such address is Corporation Service Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The aggregate number of shares which the corporation shall have the authority to issue is 3,000 shares of common stock, having a par value of $0.01 per share.

ARTICLE V

The name and mailing address of the incorporator are Peter L. Coffey, Esq., 100 East Wisconsin Avenue, Suite 3300, Milwaukee, Wisconsin 53202-4108.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 18th day of August, 2003.

/s/ Peter L. Coffey

Peter L. Coffey, Incorporator

This instrument was drafted by and is returnable to:

Peter L. Coffey, Esq.

Michael Best & Friedrich LLP

100 East Wisconsin Avenue, Suite 3300

Milwaukee, Wisconsin 53202-4108

(414) 271-6560

State of Delaware Secretary of State Division of Corporations Delivered 11:40 AM 08/18/2003 FILED 11:40 AM 08/18/2003 SRV 030536424 – 3693916 FILE